December 9, 1999


VIA FACSIMILE: (949)756-9110
AND FIRST CLASS U.S. MAIL

Corbin & Wertz
2603 Main Street
Suite 600
Irvine, CA  92614

Re:      Form 8-K -- CEC Properties, Inc.

Gentlepersons:

Attached please find Registrant's disclosure with regard to Item 4, Changes in Registrant's Certifying Accountants, of its Form 8-K, regarding your engagement. Please review the disclosure. If you wish to furnish the Registrant with a letter containing any new information, clarification of the Registrant's expression of its views, or the respects in which you do not agree with the statements made by the Registrant, please promptly provide such a letter and it shall be filed as an exhibit to the Form 8-K.

If there are any questions, please do not hesitate to contact me.

Sincerely,

CEC PROPERTIES, INC.



By: /s/ Paul Balalis
   ------------------------------
    Paul Balalis, President










                                   EXHIBIT 16